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                                                                  Exhibit (2)(f)
                          PURCHASE AND SALE AGREEMENT


       This Agreement is made and entered into as of the 30th day of June, 1997, by and between Vaughn Communications, Inc. a Minnesota corporation with its principal offices in Minneapolis, Minnesota ("Buyer"), and Dub South Acquisition, LLC, and David J. Craver, Martin Richardson, Robert D. Craver, and Robert T. Craver, Dub South Partners, L.P., (they being all of the shareholders of Dub South Acquisition LLC) a Georgia Limited Liability Company with its principal offices in Atlanta, Georgia ("Seller").

       WHEREAS, Seller is engaged in the sale and distribution of video and audio duplication services.

       WHEREAS, the Buyer wishes to purchase and the Seller wishes to sell all or substantially all of the assets of the Seller on the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the representations, warranties and covenants of Seller and Buyer set forth herein, Buyer and Seller hereby agree as follows:

1.  Purchase and Sale

       1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, assign and transfer to Buyer its Assets and Liabilities as is set forth on Exhibits C, D, E, F, G, J and Z to this Agreement, and Buyer hereby agrees to purchase and acquire such assets and assume certain liabilities related thereto.

2.  Definitions

       2.1 As used throughout this Agreement the following words and phrases shall have the following meanings:

              (A) AGREEMENT means this Purchase and Sale Agreement by and between Seller and Buyer along with all schedules and exhibits and amendments thereto.

              (B) ASSETS means all those assets purchased hereunder including Fixed Assets, Intangibles, Inventory, and Other Assets, used in Seller's Business or owned by the Seller, as specifically included herein below, all of which shall be free and clear of all liens, except Permitted Liens.

              (C) LIABILITIES means only those liabilities which are identified in writing in this Agreement.

              (D) BUSINESS means the sale and distribution of video and audio duplication services as is presently conducted by Seller.
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              (E)    CLOSING shall mean the closing of the transactions
       contemplated by this Agreement

              (F) CLOSING DATE shall mean the effective date of the Closing of this Agreement as specified in Section 8.2.

              (G)    (Intentionally left blank)

              (H)    (Intentionally left blank)

              (I) INVENTORY means all finished goods, raw materials, work in process, supplies and inventory of Seller identified in Exhibit C attached hereto.

              (J) OTHER ASSETS means those assets identified in Exhibit D attached hereto. including all Personal Property, prepaids, letters of credit and all other assets used in the business.

              (K) INTANGIBLES means all items necessary to the operation of the business which are not tangible including: noncompete agreements, licenses, contracts to which the Seller is a party, warranties on equipment, software programs, business and financial records relating to the business, computer records and tapes, copyrights, copyright applications, corporate names, (including Dub South) customer lists and records, goodwill, patents, patent applications, proprietary information, trademarks, trademark applications, trade names, trade secrets, and any and all of Seller's rights to any in the foregoing as are identified in Exhibit E attached hereto.

              (L) FIXED ASSETS means all equipment, accessories, machinery, computer and office equipment and fixtures used in the business identified in Exhibit F attached hereto.

              (M)    (Intentionally left blank)

              (N) CURRENT LIABILITIES means current portion of long term debt and other accruals identified in Exhibit G attached hereto.

              (O) NOTES AND CONTRACTS PAYABLE means all debt owed or contracts to pay by the Seller identified in Exhibit Z attached hereto.

              (P)    (Intentionally left blank)

              (Q) PERMITTED LIENS means those liens, encumbrances, security interests or other charges shown on Exhibit J attached hereto to which the Assets will be subject after the Close.

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3.  Purchase Price

       3.1 Amount and Payment of Purchase Price: The purchase price for the Assets shall be the sum of the following: (i) $250,000, plus (ii) the assumption of Liabilities as described in Section 3-1(C) below, plus (iii) a 5-year earnout as described in Section 3.1(B) below, plus (iv) the value of the Seller's Inventory determined by the procedures in Section 3.1(D) below; such total being the "Purchase Price." The Purchase Price shall be payable as follows:

              (A) CASH. Buyer shall pay to Seller $250,000 plus difference in 3.1(C) below by certified or cashier's check, wire transfer or other immediately available funds, in part payment of the Purchase Price.

              (B) EARNOUT. A sum, up to a maximum of $1,200,000, determined by a royalty rate of 27% (the "Initial Earnout Percent") multiplied by the Atlanta Department profit as reported on the internal profit and loss statements reported in fiscal quarters by the Buyer to the Seller and payable annually on May 1 each year , for sixty (60) months following Closing as described in the Royalty Agreement attached as Exhibit K. The Initial Earnout Percent was determined by dividing the [Seller's expected sales contribution of $1.3 million] by [the Buyer's reported sales contribution of $3.5 million plus the Seller's expected sales contribution of $1.3 million]. The Atlanta Department Profit will be reported in a manner consistent with procedures used in recent years except that: a) the additional depreciation from the Fixed Assets acquired from Seller will be reported as an expense ($750,000 over five years straight line depreciation);b) the interest expense related to the assumption of the liabilities from the Seller will be reported as an expense; in the event Lyon Credit is paid in full, interest will then accrue at the prime rate as reported by Buyer's primary lender; c) the interest expense (limited to Prime) related to the Buyer's borrowing of the cash portion of the purchase ($250,000) in Section 3.1(A) will be reported as an expense each year, d) the total compensation paid to Christy Bowman will be deducted as a sales expense.

              Seller shall have the right to audit, at Seller's expense, Buyer's accounting and calculations to determine the Atlanta Department Profit. Such audit may only be performed quarterly following the public release of Buyer's quarterly earnings.

              (C) ASSUMPTION OF LIABILITIES. Buyer shall pay approximately $500,000 of the Purchase Price by assuming the Liabilities (the "Assumed Liabilities") pursuant to the terms and provisions of the Assignment and Assumption Agreement between Seller and Buyer attached hereto as Exhibit M and incorporated herein by this reference (the "Assumption Agreement"). With the exception of the Assumed Liabilities and any leases which the Buyer elects to assume ("Assumed Leases") from leases listed in Exhibit Z, Buyer will not assume any other obligations, liabilities or debts of Seller. Should Assumed Liabilities be less than $500,000, Buyer will pay to Seller at Closing the cash difference between $500,000 and the total of the Assumed Liabilities.

                                       3
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              (D)    INVENTORY VALUATION.  Buyer shall cause a physical
       inventory of the Inventory to be performed on the Closing Date. Buyer shall extend the value of the inventory using Buyer's cost of materials and deliver within 30 days of the physical inventory a check to Seller for the value of the Inventory. Buyer will have no obligation to purchase Inventory if it is of no value to Buyer. All Inventory not purchased by Buyer will be delivered to Seller.

       3.2    Adjustment of Purchase Price:

              (A)    LIABILITIES.   Liabilities undisclosed on Exhibits G, M or
       Z or arising from any matter described in Section 11.2 which, upon written notice by Buyer and following Seller's failure to reach a satisfactory settlement of the liability within 60 days of the written notice, Buyer, in its sole discretion, elects to pay in order to preserve title to the Fixed Assets or to preserve the business operations of the Business, including interest and attorneys' fees, to discharge such undisclosed liabilities or matters described in Section 11.2 herein will be set off as described in (D) below. This provision notwithstanding, the parties agree and acknowledge that Buyer is not assuming and shall not be required to pay any liabilities not disclosed on Exhibits M or Z, attached hereto or matters described in Section 11.2 herin.

              (B) FIXED ASSETS. On July 15, 1997 Buyer shall cause a physical inventory of the Fixed Assets to be performed , the cost of which inventory shall be borne by Buyer alone. Buyer shall cause a copy of the results of the physical inventory to be delivered to Seller promptly after completion of such physical inventory. Any aggregate difference resulting from the disappearance of Fixed Assets between the day after Closing and the physical inventory of the Fixed Assets on the date above, shall be offset at the Orderly Liquidation value indicated in the Rabin Brothers appraisal in Exhibit S, against first, the payment for inventory value in 3.1(D) above, and second, the Earnout Payments in accordance with (D) below.

              (C) PERCENTAGE OF SALES CALCULATION APPLICABLE FOR EARNOUT. [SECTIONS ii) AND iii) BELOW ARE ONLY APPLICABLE IF CHRISTY BOWMAN DOES NOT COMPLY WITH HER TWO-YEAR EMPLOYMENT/NONCOMPETE AGREEMENT AS INDICATED IN SECTION 6.5.] i) Following the six (6) month anniversary of the closing date, the Earnout percent as defined in Section 3.1(B) will be adjusted as follows: Sales attributed to Seller's former company over the six-month period immediately following Closing will be compared to the expected $1.3 million annual sales used in Section 3.1(B) to determine the Initial Earnout percent. If the sales over the six-month time period when annualized differ by more than five percent (5%) from the $1.3 million annual rate, then a new Earnout percent will be determined by: [Seller's new six-month sales times 2] divided by [Buyer's sales at $3.5 million plus Seller's new six-month sales times 2]. This new Earnout percent will be effective retroactive to the Closing date.
       ii) Upon the twelve (12) month anniversary of the Closing date, the Earnout percent as defined in Section 3.1(B) will be adjusted as follows:
       Sales attributed to Christy Bowman's customer list at Closing (see Exhibit B) over the last twelve months will be compared to the run rate (see Exhibit B) at time of Closing. If the

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       sales differ by more than five percent (5%), then a new Earnout percent will be determined by: [Last 12 months sales from Exhibit B customer list] divided by [Exhibit B monthly run rate times 12] times the Earnout percent as most recently adjusted in Section 3.2(C) i) or
       ii) above. Should the other customers of Dub South (those not listed in Exhibit B) increase their volume (to compensate for the loss of revenue from Exhibit B accounts) then for every $3 of increased revenue from these other customers, a $1 credit (addition) will be given in the above calculation by adding the credit to the numerator (last 12 months sales from Exhibit B customer list). The maximum this ratio can be is 1.0. This new Earnout percent will be effective retroactive to the Closing date. iii) Upon the twenty-four (24)
       month anniversary of the Closing date, the Earnout percent as defined in Section 3.1(B) will be adjusted as follows: Sales attributed to Christy Bowman's customer list at Closing (see Exhibit B) over the last twelve months will be compared to the run rate (see Exhibit B) at time of Closing. If the sales differ by more than five percent (5%), then a new Earnout percent will be determined by: [Last 12 months sales from Exhibit B customer list] divided by [Exhibit B monthly run rate times 12] times the Earnout percent as most recently adjusted in Section 3.2(C) i) or ii) above. Should the other customers of Dub South
       (those not listed in Exhibit B) increase their volume (to compensate for the loss of revenue from Exhibit B accounts) then for every $3 of increased revenue from these other customers, a $1 credit (addition) will be given in the above calculation by adding the credit to the numerator (last 12 months sales from Exhibit B customer list). The maximum this ratio can be is 1.0. This new Earnout percent will be effective retroactive to the date of the twelve (12) month anniversary of the Closing. iv) At any time during the five (5) year Earnout term, if Buyer acquires or merges with additional companies in the Atlanta region such that a sales increase results from such acquisition or merger, then Buyer and Seller will adjust the Earnout percent by recalculating it as follows: [Seller's sales at $1.3 million or as subsequently adjusted in 3.2(C) (i) above] divided by [Buyer's sales at $3.5 million plus new acquisition sales for the trailing 12 months plus Seller's sales at $1.3 million or as subsequently adjusted in 3.2(C)(i)]. This new Earnout percent will become effective at the Closing date of the new acquisition merger. iv) Notwithstanding the above adjustments, the maximum amount of the Earnout will remain as shown in 3.1(B).

              (D) EXCESS COMPENSATION FOR CHRISTY BOWMAN. Buyer agrees to enter into a two-year employment/noncompetition agreement with Christy Bowman as indicated in Section 6.5. Seller agrees to deduct from the Earnout payments over the course of the 60-month payout period the annual excess of compensation paid to Christy Bowman over an annual base of $40,000 plus 3% commission on Gross Margin, each year for the two (2) year term of her contract.

              (E)    ADJUSTMENT MECHANISMS.    The net amount of Earnout payment
       from any year may be adjusted:  i) as indicated in Section 3.2(C) above,
       ii) by offsetting the amount of the Earnout by amounts paid by Buyer on behalf of Seller as described in Section 3.2(A), iii) by offsetting the amount of the Earnout by the value of any Fixed Assets which disappeared as described in Section 3.2(B), iv) by offsetting the excess compensation paid to Christy Bowman as described in Section 3.2 (D).

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       3.3    Prorations:   All sales tax, personal property taxes and
assessments which are past due or have become due upon any of the Assets on or before the Closing Date will be paid by Seller at the Closing, together with any penalty or interest thereron. Current personal property taxes will be prorated and adjusted between Buyer and Seller as of the Closing Date on a due date basis. If current tax bills are unavailable at the Closing, the prior year's tax bills will be used for proration purposes and taxes will be re-prorated between Buyer and Seller when the current year's tax bills are received. Any amounts owed by either party with respect to such re-proration will be paid to the other party within ten (10) days of the determination of such re-proration. All operating expenses of the Business for the month of Closing will be prorated and adjusted between Buyer and Seller as of the Closing Date based on a 30-day month.

       3.4    Allocation:    It is agreed that the purchase price to be paid by
Buyer under the terms of this Agreement shall be allocated among the Assets to be purchased as will be set forth in Exhibit O prepared by Buyer and Seller at Closing. The parties agree to report or cause the reporting of this transaction for state and federal income tax purposes on a basis consistent with and reflecting the allocation of purchase price set forth in Exhibit O as of the Date of Closing.

4.  Conduct of the Business

       4.1 The Seller covenants and agrees that, except as otherwise expressly provided herein or upon the written consent of Buyer, which consent will not be unreasonably withheld, between the date hereof and the Closing Date, the Seller will:

              (A) conduct its business and affairs only in the ordinary course and consistent with its prior practices;

              (B) maintain, keep and preserve the Assets in the same condition as the date hereof, ordinary wear and tear excepted;

              (C) to the extent within Seller's reasonable control, preserve intact the Seller's business and organization;

              (D) to the extent within Seller's reasonable control preserve current relationships with present employees and other outside parties (including suppliers, customers and others having business relations with Seller);

              (E) pay and perform all of the Seller's liabilities in the ordinary course and consistent with its prior practices;

              (F) give Buyer prompt written notice of any material change in the representations and warranties made in Section 5 hereof or the Exhibits referred to herein which occurs prior to the Closing Date; provided that such notification shall not relieve Seller of any of its obligations hereunder;

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              (G)    not enter into any contract, agreement, commitment,
       understanding or arrangement outside of the ordinary course of business, and it will not cancel, modify, renew or amend any contract or lease other than in the ordinary course of business;

              (H) not perform, take any action or incur or, permit to exist any change, event or condition which has a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, or prospects of the Seller, including but not limited to the contracting for or incurring of any expense in connection with opening any additional facility of Seller;

              (I)    (Intentionally left blank.)

              (J) not sell or dispose of any of the Assets (except for the use of inventory and replacement of damaged or defective equipment or materials in the ordinary course of business), or permit the creation of any mortgage, pledge, lien or other encumbrance, security interest, or imperfection of title thereon or with respect thereto, except for liens for taxes not yet due and payable;

              (K) not take any action or permit to exist any condition which would cause any of the representations and warranties of Seller contained in the Agreement to be untrue in any material respect as of the Closing Date;

              (L) maintain its books and records in accordance with prior practices;

              (M) not cancel, compromise, excuse, forgive, postpone or apply any portion of a customer deposit to any Account Receivable, except in the ordinary course of business consistent with its prior practices;

              (N) not offer or provide special incentives to induce customers to purchase goods from the Seller, except in the ordinary course of business consistent with its prior practices.

              (O)    (Intentionally left blank)

              (P)    (Intentionally left blank)

              (Q)    (Intentionally left blank)

              (R)    (Intentionally left blank)

              (S) not make any increase in the compensation payable to the Seller's employees, officers, directors, consultants or agents;

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              (T)    not terminate any employee of the Seller except for "for
       cause", and promptly notify Buyer in writing of any employee of the Seller terminated for cause or voluntarily terminating his or her employment;

              (U) not make any Lease payments in excess of amounts historically paid by Seller; or

              (V) not discharge, remove, suspend or terminate any officer of Seller except "for cause", with notice in writing to Buyer, not hire any person as an officer or to serve in an executive capacity on behalf of Seller.

       4.2    (Intentionally left blank)

       4.3 Access to Books, Records and Premises: From the date of this Agreement through the Closing Date, Seller shall allow Buyer and its authorized representatives full access to the properties, books and records, premises, employees, distributors, customers and auditors of the Seller during reasonable business hours for purposes of enabling Buyer to fully investigate the business of the Seller. Any information obtained by Buyer in connection with this Agreement (i) shall be maintained by Buyer on a confidential basis (subject only to review by Buyer's counsel and accountants), and (ii) shall not be disclosed to any other person or used by Buyer in any manner in the event that the transactions contemplated by this Agreement are not consummated, and (iii) shall be promptly returned to Seller, together with any copies, notes and abstracts thereof, in the event the transactions contemplated by this agreement do not close.

       4.4 Risk of Loss: Until the Closing Date, the risk of loss shall remain with Seller until the Closing Date, and Seller shall continue in force any and all fire, casualty, theft or other insurance policies relating to Seller's Business and Assets.

       4.5 Additional Schedules: Within twenty (20) days after the date of this Agreement, Seller shall prepare and to deliver Buyer each of the following schedules:

              Schedule 4A: This schedule sets forth a list of all equipment, machinery, furniture, fixtures, furnishings, leasehold improvements and other similar property that are owned by the Seller and that are being used by the Seller in connection with the Business conducted by it.

              Schedule 4B:   (Intentionally left blank)

              Schedule 4C: This schedule lists all Intangibles used by Seller in the conduct of its Business, including without limitation, software, computer systems, all trademarks, trade names, service names, service marks, copyrights, patents, patent licenses, applications for any and all of the foregoing and registrations thereof owned by the Seller or used in its operations.

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              Schedule 4D:   This schedule lists each policy of fire, liability
       and other forms of insurance maintained by Seller, the amount of premium thereon and the expiration date thereof. Also listed are the policy numbers and dates and insurer's name and address for each policy owned in all prior years (to the extent reasonably available).

              Schedule 4E: This schedule lists all permits, licenses and other approvals and authorizations which are necessary to conduct Seller's Business and sets forth the title, issuing agency and expiration thereof and indicates which of such permits, licenses and approvals are not possessed or held by Seller.

              Schedule 4F: This schedule lists all personal property owned by any third parties (whether a customer, supplier or other person) in the possession of Seller or for which Seller is responsible, other than leased property set forth on schedule 4K or 4L.

              Schedule 4G:   (Intentionally left blank)

              Schedule 4H: This schedule lists each employee of Seller and the position, title, remuneration (including any scheduled salary and remuneration increases), the date of employment and accrued vacation pay of each such employee and the date and amount of last salary review and increase.

              Schedule 4I: This schedule lists the amount of sales made during fiscal years ending 1995, 1996, and year-to-date 1997 (to the extent reasonably available), to the Seller's fifteen (15) largest accounts, the principal contact at each such account and the Seller's responsible sales employee for each such account.

              Schedule 4K: This schedule lists and describes each lease for real property, whether written or oral, to which Seller is a party, together with the term, rental and other material provisions thereof, and any other instrument under which Seller claims or holds an interest in real property owned by another person. Include a description of any underground storage tanks owned or leased. Furnish copies of all such leases. Buyer and Seller acknowledgethat real property leases will not be assigned.

              Schedule 4L: This schedule lists and describes each lease for, or license for the use of equipment or personal property, whether written or oral, to which Seller is a party, together with the term, rental, security agreements, and other material provisions thereof (ref. Exhibit
       Z).  Furnish copies of all such leases or licenses.

              Schedule 4M: This schedule lists the Accounts Receivable aged as of the most recent month-end.

              Schedule 4N: This schedule lists the following material agreements, whether oral or written, to which Seller is a party, as of the date of such schedule, to the extent such agreements are not set forth in other schedules. Furnish copies of all such agreements.

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              a)     Each contract, agreement or arrangement made in the
                     course of ordinary business by Seller, not terminable by the Seller on less than thirty (30) days notice and involving an expenditure of more than $1,000.00 for purchase of any services, materials, supplies or equipment.

              b) Each contract, agreement or commitment for the same by Seller for delivery of its products or services over a period of more than thirty (30) days from the date of this agreement and for an aggregate price of more than $5000.00.

              c)     Each contract or commitment for capital
                     expenditures.

              d)     Each contract continuing over a period of twelve
                     (12) months or more from its date, which cannot be terminated by Seller upon thirty (30) days notice, or less.

              e) Each agreement for the sale of any capital equipment or real property.

              f) Each employment contract or agreement relating thereto between Seller and any officer, consultant, director or employee, including any bonus, incentive or deferred compensation plans, any confidentiality or non-compete agreements, and any arrangements which encourage or compensate Seller's employees to stay with Seller following the Closing Date.

              g) Each plan or contract or arrangement of Seller, providing for pensions, life insurance, medical insurance, disability insurance, vacations and other employees' benefits or compensation plans, whether formal or informal.

              h) Each agreement, if any, with any union covering employees in the bargaining unit represented by such union.

              i) Each agreement not made in the ordinary course of Seller's business.

              j) Each contract between Seller and any dealer, distributor, broker, agent or sales representative.

              k)      Each contract or agreement relating to Intangibles.

              l)     Each agreement not otherwise listed in this Section
                     4.5 to which Seller is a party or which has, or may have, a material effect on the Seller or its future business prospects.

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       True and correct copies of all documents listed in any schedule delivered pursuant to this section 4.5 have heretofore been delivered or made available to Buyer or will be made available prior to closing.

       4.6 Updating of Schedules: Between the date of this Agreement and the Closing Date, Seller shall deliver to Buyer updated schedules to reflect any material changes in the schedules delivered to Buyer pursuant to Section 4.5 of this Agreement. On the Closing Date, Seller shall deliver to Buyer an officer's certificate confirming the accuracy, as of the Closing Date, of each of the schedules delivered to Buyer pursuant to this Agreement.

       4.7 Contractual Obligations: Buyer agrees to assume only the obligations identified in Exhibits G, and Z. Buyer's agreement to assume the obligations is limited to those obligations for which Seller has provided to Buyer, prior to Closing, a true and complete copy of each and every material writing evidencing such obligation.

5.  Representations and Warranties of Seller

       Seller hereby represents and warrants to Buyer that:

       5.1 General: The statements set forth in Sections 4 and 5 of this Agreement are, in all material respects, true, accurate, complete and not misleading in any respect on the date of this Agreement and will remain so as of the Closing.

       5.2 Standing: Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. Seller has all the necessary corporate powers to own properties, and to carry on the business as now owned and operated by it. Seller is qualified to do business in each state or jurisdiction where its failure to so qualify would materially adversely affect its ability to transfer the assets to Buyer as required hereunder.

       5.3 Authority: Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approval or consent of any person, authority or entity that has not been obtained is necessary in connection herewith. The execution and delivery of this Agreement by Seller has been duly authorized by its managers and by all requisite member action.

       5.4 Material Change: Except as specifically disclosed herein or on the monthly financial statements of Seller (or notes thereto) to be delivered to Buyer by Seller pursuant to Section 4.3, since December 31, 1996 Seller has not:

              (A) sold, transferred, leased to others or otherwise disposed of any assets, except for (i) inventory and/or services sold in the ordinary course of business, and (ii) assets which are not material to the operation of Seller's business; canceled or compromised any material debt or claim; or waived, compromised or released any right, except for rights which are not material to the operation of Seller's business;

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              (B)    suffered any damage, destruction or loss (whether or not
       covered by insurance) that has materially and adversely affected the Assets, Seller or the Seller's Business or prospects;

              (C) encountered any labor union organizing activity or had any actual or, to the best of Seller's knowledge, threatened employee strike, work stoppage, slowdown or lockout;

              (D) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention, franchise or similar rights, or modified any existing right with respect thereto;

              (E) instituted, to the best of Seller's knowledge, been named as a party, settled or agreed to settle any litigation, action or proceeding before any court or governmental body;

              (F) failed to replenish Seller's inventories and supplies in a manner consistent with Seller's prior business practices, nor made any purchase commitments in excess of the normal, ordinary and usual requirements of the Seller's Business or at any price materially in excess of the then current market price, or upon terms and conditions more onerous in any material respect than those usual and customary in Seller's business, nor made any material changes in the Seller's marketing, selling, pricing, advertising, or personnel practices;

              (G) failed to pay its liabilities consistent with prior practices and in the ordinary course of business;

              (H) suffered any change, event or condition which has materially and adversely affected Seller's condition (financial or otherwise), properties, assets, liabilities, Business or prospects;

              (I) failed to maintain its facilities and equipment in a commercially prudent and reasonable manner consistent with Seller's prior practices;

              (J) entered into any transaction, contract or commitment other than in the ordinary course of Seller's business, except for transactions, contracts or commitments not in the ordinary course of Seller's business for which the Seller's total obligation does not exceed in the aggregate $10,000;

              (K) incurred any obligation or liability, absolute, contingent or otherwise, whether due or to become due, except liabilities for trade or business obligations incurred in the ordinary course of the Seller's business, and except for obligations or liabilities not in the ordinary course of Seller's business for which the Seller's total obligation does not exceed in the aggregate $10,000;

              (L) created or assumed any mortgage, pledge, lien or encumbrance upon any of the Assets that will survive the Closing;

              (M) made any material writedown of the value of any of the Assets;

              (N) made any increase in the compensation of the employees of Seller, or any increase in compensation payable to any officer or director of the Seller, or except as indicated on Exhibit 4H, any increase in compensation payable to any employee, consultant or agent of Seller;

              (O) canceled, compromised, excused, forgiven, postponed or applied any portion of a customer deposit to any Account Receivable, except in the ordinary course of Seller's business consistent with its prior practices; or

              (P) to the best of Seller's knowledge, suffered other events or conditions that have or might have a material adverse affect on the Business.

       5.5 No Liens or Encumbrances: Seller has good and marketable title to all of the Assets, free of any mortgages, liens, claims, charges, leases, security interests, pledges, easements, encumbrances and title retention agreements of any kind whatsoever (collectively "Encumbrances"), except such Encumbrances described on Schedules 4K, 4L (Leases) on Exhibit Z (pledges and security interests).

       5.6 Liabilities: To the best of Seller's knowledge, there are no material liabilities, responsibilities, debts, claims or obligations, liquidated or contingent, fixed or contingent related to the Assets or the Business which could become the obligation or responsibility of Buyer other than those set out on Exhibits G, M and Z. All other liabilities shall be retained by Seller and are expressly not assumed by Buyer

       5.7 Financial Statements: Unaudited financial statements of Seller (including a balance sheet and related statements of net income; collectively, "Financial Statements") for the twelve month period ending December 31, 1996 and for the 3 months period ending 3/31/97 are attached to this Agreement as Exhibit P.

Such Financial Statements present fairly and accurately in all material respects the results of operations of the Company for the periods covered by such statements, have been prepared by Seller on a basis consistent with past practices and consistent with GAAP and include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Seller and the results of the Seller's Business Operations for the period covered by such statements.

       5.8 No Defaults: Schedules 4K, 4L, and 4N accurately and completely list all Contracts or Leases collectively ("Contracts") to which Seller is a party or by which it is bound or affected. All Contracts required to be listed on these Schedules are valid and binding, enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally and in full force and effect. Except as noted on Exhibit V, there is not under any Contract any default by Seller, or, to the knowledge of Seller, any other party thereto, or event which, after notice or lapse of time, or both, would result in a default which would enable any party thereto to terminate such Contract. Except as expressly set forth in Exhibit V, Seller does not have knowledge of any intention by any party to any Contract to (1) terminate or amend the terms thereof, (2) refuse to renew the same upon expiration of its term, or (3) renew the same upon expiration only on terms and conditions which are more onerous than those pertaining to the existing Contract. Other than the Contracts, the Seller requires no contract, agreement, license, franchise or permit to enable it to carry on its business substantially as presently conducted. None of the Contracts would be breached by virtue of the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby will not affect the validity, enforceability or continuation of any of the Contracts. Except as expressly set forth on Exhibit V all such contracts are assignable to Buyer and will be assigned to Buyer at Closing, along with the consent, if required, of the parties thereto.

       5.9    (Intentionally left blank)

       5.10   (Intentionally left blank)

       5.11 Taxes: Seller has filed all income, excise, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof and has paid all taxes and assessments relating to the time periods covered by such returns or reports. The amounts set up as provisions for taxes in the Financial Statements are sufficient for the payment of all unpaid federal, state or local taxes of Seller accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by Seller with respect to all periods ending on or prior to the Closing Date. There are no present disputes as to taxes of any nature payable by Seller. The most recent tax year for which Seller's federal income tax returns have been audited by the Internal Revenue
Service is its tax year ending            N/A               .

       5.12 Lawsuits, Proceedings, etc.: Except as described on Exhibit Q there is no action or proceeding (whether or not purportedly on behalf of Seller) pending or, to the best knowledge of Seller, threatened against Seller, nor, to the best knowledge of Seller, does there exist any basis therefor, which might result in any material adverse change in the condition, financial or otherwise, of Seller's Business or Assets. No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any material adverse change in Seller's Assets or properties or in the financial condition of Seller or its Business. To the best of Seller's knowledge, Seller is not liable for damages to any employee or former employee of Seller as a result of any violation by Seller of any state or federal laws directly or indirectly relating to such employee or former employee.

       5.13   Regulatory Violations:

              (A) Seller is not currently being charged with nor, to the best knowledge of Seller, is it operating its Business in violation of the federal Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder, the Environmental Quality Improvement Act of 1970, or the regulations promulgated thereunder, or any other applicable law or regulation relating to the environment or occupational health and safety.

              (B) Except as disclosed in Exhibit R, (i) the Seller has not received written notice of any violation by Seller of any Environmental Law, and, to the Seller's knowledge, no condition or event has occurred which, with notice or passage of time or both, would constitute a violation of any Environmental Law; (ii) no pollutants, contaminants or hazardous or toxic wastes, substances or materials, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, or any other similar Federal, state or local statute, have been manufactured, generated, stored, handled, disposed, buried, dumped or used on, at or in connection with the Purchased Assets by Seller, or to the Seller's knowledge, by any other owner of the Purchased Assets; (iii) no asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), PCB compounds, or other pollutants, contaminants, hazardous or toxic wastes, substances or materials have been connected with the Purchased Assets by the Seller, or to Seller's knowledge, by any other owner of the Purchased Assets, nor have they been used in the construction, repair, or alteration of any portion of the Purchased Assets by the Seller, or to the Seller's knowledge, by any other owner of the Purchased Assets.

       5.14 Post Balance Sheet Changes: Except as specifically disclosed herein or in monthly Financial Statements deliver to Buyer pursuant to Section 5.7, Seller has not, since December 31, 1996, (a) mortgaged, pledged or subjected to lien, charge or other encumbrance any asset, tangible or intangible, other than the lien of current or real property taxes not yet due and payable; (b) to the best of Seller's knowledge, suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its assets or its business; (c) to the best of Seller's knowledge, made or suffered any amendment or termination of any material business; (d) received notice or had knowledge of any labor organizing efforts or labor trouble other than routine grievance matters, none of which is material; or (e) entered into any material transactions not in the ordinary course of business.

       5.15 Compliance with Laws and Licenses: Schedule 4E is an accurate and complete list of all of the Licenses issued to or held by Seller. Except for such non-compliance which could not have a materially adverse effect upon the Assets or the operation of Seller's business, Seller has complied with the Licenses listed on Schedule 4E and all laws, rules, regulations and ordinances of any government or governmental agency. Neither the ownership nor use of Seller's properties nor the conduct of its business conflicts in any material respect with the rights of any other person, firm or corporation. Seller is not in violation of, or in default under, any terms or provisions of any lien, mortgage, lease, license, deed of trust, agreement, instrument, order, judgment or decree, except for such violations or defaults which could not have a materially adverse affect upon the Assets or the operation of the Seller's business. All of the Licenses listed on Schedule 4E are valid and binding and in full force and effect without conditions. To the best of Seller's knowledge, there is not under any License listed on Schedule 4E any default by Seller or any event which, after notice or lapse of time, or both, would constitute a default, which, in either case, could result in a revocation, termination, non-renewal or impairment of such License. Seller has delivered true and complete copies of all Licenses listed on Schedule 4E (together with any and all amendments thereto) to Buyer. All reports of Seller to municipal authorities are true in all material respects and have been duly filed. To the best of Seller's knowledge, other than the Licenses listed on Schedule 4E, Seller requires no license, franchise or permit to carry on Seller's business as now conducted. None of the Licenses listed on Schedule 4E would be breached by virtue of the transactions contemplated hereby, provided the consents are obtained.

       5.16 Condition of the Seller's Assets: Subject to Section 14.12, to the best of Seller's knowledge, all of the Seller's tangible Assets are currently in good and usable condition and are fit for their intended purposes, ordinary wear and tear excepted. Notwithstanding the foregoing, Buyer acknowledges and agrees that (i) the Assets have been physically inspected by Buyer or a representative of the Buyer prior to the date hereof and (ii) the Assets are being purchased "AS IS" and "WHERE IS;" accordingly, Buyer agrees that it shall not be entitled to any adjustment in the Initial Purchase Price (as contemplated by Section 3.2) with respect to the wear, tear or other decline in value of the Assets associated with the use thereof.
 To the best of Seller's knowledge, there are no defects in such Assets or other conditions which, in the aggregate, materially and adversely affect the operation or value of such Assets. Such Assets and the other properties being leased by Seller pursuant to the leases described on schedule 4K, or 4L delivered by Seller pursuant to Section 4.5 constitute all of the operating Assets being utilized by Seller in the conduct of its Business.

       5.17 Real Estate: Seller does not own any Real Property in fee simple. Schedule 4K contains a complete list and description of all Leases to which the Seller is a party or of which Seller is a beneficiary. Schedule 4K includes a full legal or location description of the Real Property which is the subject of such Leases. All of the Leases required to be listed on
Schedule 4K are valid, binding and enforceable in accordance with their respective terms, except as noted on Schedule 4K and, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally.

       5.18   Employees:

              (A) To the best of Seller's knowledge, no management or key employee of Seller intends to terminate his employment with Seller. To the best of Seller's knowledge there is not pending or threatened any labor dispute, strike or work stoppage against the Seller. To the best of Seller's knowledge neither the Seller nor any representative or employee of the Seller has committed any unfair labor practices in connection with the operation of Seller's Business, and there is not pending or, to the best of Seller's knowledge, threatened any charge or complaint against Seller by the National Labor Relations Board or any comparable state agency. To the best of Seller's knowledge, Seller is not, and will not become, liable for any retroactive workers' compensation insurance premiums or retroactive unemployment compensation experience ratings or charges in connection with the operation of its Business relating to the period of time prior to the date of this Agreement.

              (B) Schedule 4H contains, as of the dates shown on such Schedule, accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) and shows each such employee's compensation for the two (2) years immediately prior to the date of this Agreement, including amounts and dates of change in compensation, of all employees of Seller (grouped by categories as indicated thereon), together with information as to any employment contracts or severance arrangements involving the indebtedness of such employees to Seller and any arrangements involving the indebtedness of Seller to such employees in any amount.

              (C) Seller is not a party to any collective bargaining agreement or any employment agreement with any employee of Seller, other than oral employment agreements at the sufferance of Seller. Seller has complied in all material respects and shall comply in all material respects with all laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination and the payment of Social Security or similar taxes.
       There are no unfair labor practice charges or claims pending against Seller, nor any pending or, to the best of Seller's knowledge, threatened charges against Seller with respect to any wage and hour, employment discrimination or other statutory violation by Seller. There is no union campaign being conducted to solicit cards from employees to authorize the union to request an NLRB certification election with respect to any employees of Seller.

       5.19 Changes in Suppliers and Customers: Seller has made Buyer aware in writing in Exhibit T of any fact which indicates that any of the suppliers supplying products, components or materials to the Seller intends to cease selling such products to the Seller or to limit or reduce such sales of products to the Seller and has made Buyer aware in writing in Exhibit T of any fact which indicates that any major customer of the Seller intends to terminate, limit or reduce its business relations with Seller.

       5.20 Intangible Property Rights: Schedules 4C and 4E are true and complete lists of all Intangibles applied for, issued to or owned by Seller or under which Seller is licensed or franchised. All of the Intangibles required to be listed on Schedules 4C and 4E are valid and in good standing and, to Seller's knowledge, uncontested, and the Seller has delivered to Buyer copies of all documents establishing those Intangibles. The Intangibles listed on Schedules 4C and 4E are all such property necessary to operate the business of Seller as now operated. To the best of Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any Intangibles owned by any other person or persons. No employee of Seller has any right in or to the Seller's proprietary information, including without limitation, computer programs used in the Seller's business.

       5.21 No Brokers or Finders: No person, firm or corporation has any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

       5.22   ERISA:

              (A) All "employee benefit plans," as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to by Seller are listed on
       Schedule 4N(g) hereto, and complete and accurate copies of the plans (or related insurance policies) have been furnished to Buyer. Except as disclosed in Schedule 4N(g), Seller is not a party to, does not have in effect or to become effective after the date of this Agreement any bonus, cash or deferred compensation, severance, medical, health or hospitalization, pension, profit sharing or thrift, retirement, stock option, employee stock ownership, life or group insurance, death benefit, welfare, salesmen incentive, vacation, sick leave, disability, trust agreement, arrangement or other welfare or pension benefit plan (as such terms are defined by ERISA).

              (B)    Each employee benefit plan required to be listed in
       Schedule 4N(g) hereto has been administered in compliance, in all material respects, with applicable provisions of ERISA and the Code.

              (C) All reporting and disclosure requirements under ERISA and the Code for the plans listed in Schedule 4N(g) hereto have been complied with, except for such non-compliance which could not result in a termination or fine or have a materially adverse affect upon such plans.

              (D) All benefits provided under all employee benefit plans listed in Schedule 4N(g) hereto are covered by insurance, other than Seller policies for profit sharing, sick leave, personal leave and vacation.

              (E) Seller does not contribute to and is not required to contribute to any "multi-employer plan," as defined in Section 414(f) of the Code and Section 3(37) of ERISA, and Seller has not incurred or does not reasonably expect to incur any "withdrawal liability" under Section 4201 ET SEQ. of ERISA.

              (F) Neither Buyer, Seller, nor any trade or business under common control with Buyer (within the meaning of Sections 414(b) and 414(c) of the Code) or any officers, directors, employees or affiliates of the same shall, from and after the Closing Date, have any liability, obligation or responsibility with respect to any employee benefit plan maintained or provided by Seller, or any affiliate thereof, before the Closing Date (including but not limited to liability for contributions to or the benefits payable under any such employee benefit plan), except for the continuation of insurance protection to employees as mandated by applicable law or such benefits as Buyer, in its sole discretion, may determine to provide to the Seller's employees after the Closing Date.

       5.23 Insurance: Schedule 4D is an accurate and complete list of all fire, theft, casualty, liability and other insurance policies insuring the Seller, its business, or any of the Assets, specifying the type and amount of coverage and expiration dates. All such policies are in full force and effect. No insurance policy of the Seller has been canceled and no application of the Seller for an insurance policy has been rejected during the past five years.

       5.24 Full Disclosure: There has been no material change in the information set forth in the documents furnished or schedules or exhibits to this Agreement between the date of such schedule or exhibit and the date of this Agreement or the Closing Date. Seller has not knowingly withheld from Buyer any material fact relating to the Assets, Business, Operations, Financial Condition or Prospects of Seller. No representation or warranty in this Agreement or other document furnished in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact required to be stated therein to make the statements therein not misleading. Without limiting the scope of the foregoing, Seller is not aware of any change or occurrence that has taken place or is pending that could have a material adverse effect on the value of the Assets or the Business of Seller, or the ability of Seller to operate its Business subsequent to the Closing Date in the manner in which it has been operated by Seller before the Closing Date, or which could materially increase the costs incurred by Seller in operating its business subsequent to the Closing Date, including any pending or present change in any law or regulation, or other requirements, concerning license or approvals.

       5.25 Consents: To the extent that the consents of any third party are required to consummate the transfer of any of the Purchased Assets from Seller to Buyer and to the effect that the consent of any third party is required for Buyer to assume any of the assumed Liabilities, such consents shall be delivered by Seller to Buyer at Closing in form and substance satisfactory to Buyer. Except as so delivered to Buyer at Closing, no consents of any third party are necessary to consummate the assumption of any of the assumed Liabilities to Buyer or to consummate the conveyance of all Purchased Assets, free of any mortgages, liens, claims, charges, leases, security interests, pledges, easements, encumbrances and title retention agreements of any kind whatsoever.

6.  Representations and Warranties of Buyer

       The Buyer hereby represents and warrants to the Seller as follows:

       6.1    General:   The statements set forth in Section 6 of this Agreement
are, in all material respects, true, accurate, complete and not misleading in any respect on the date of this Agreement and will remain so as of the Closing.

       6.2 Organization and Standing: Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

       6.3 Authority: The execution, delivery and performance of this Agreement by Buyer have been duly authorized by proper corporate action of Buyer and are within its corporate powers. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms. No approval or consent of any person, authority or entity is needed by Buyer in connection herewith.

       6.4 No Brokers or Finders: No person, firm or corporation has any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

       6.5 Personal Service, Non-Competition/Confidentiality, and Representative Agreements: On the Closing Date, Buyer shall enter into or receive an assignment of an Employment and Non-competition/Confidentiality Agreement with Christy Bowman; and a Representative and Non-competition/Confidentiality Agreement with MediaLink and David J. Craver and Martin Richardson, and a Non-competition/Confidentiality Agreement with each of Robert T. Craver, Robert D. Craver, Robert Martin, and Robert Draughn; which agreements will include covenants not to compete, all of which will be attached hereto as Exhibit U.

       6.6 No Defaults: The Buyer is not in default or breach under any provisions of this Agreement or any other Agreement between the parties on the date of this Agreement and will not be in default or breach as of the Closing.

       6.7 Lawsuits, Proceedings, etc.: Except as disclosed to Seller in Schedule W there is no action or proceeding (whether or not purportedly on behalf of the Buyer) pending or threatened against the Buyer, nor, to the best knowledge of Buyer, does there exist any basis therefor, which might result in any adverse change in the condition, financial or otherwise, of the Buyer's Business or Assets. No order, writ, or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Buyer's Assets or properties or in the financial condition of the Buyer or its Business. The Buyer is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

       6.8 No Breaches: The Buyer is not in violation of, and the execution, delivery and performance of this Agreement will not result in any breach or acceleration of, any of the terms or conditions of its articles of incorporation or bylaws or of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Buyer is a party or by which its Assets are bound, nor will they result in any violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Buyer may be bound or to which any of its Assets are subject.

       6.9 Full Disclosure:. Buyer has not knowingly withheld from Seller any material fact relating to Buyer or the transaction contemplated hereby. No representation or warranty in this

Agreement or other document furnished in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact required to be stated therein to make the statements therein not misleading. Without limiting the scope of the foregoing, Buyer is not aware of any change or occurrence that has taken place or is pending that could have a material adverse effect on Buyer's ability to consummate the transaction contemplated hereby.

7.  Employees

       7.1 Buyer will not subsequent to Closing, have any obligation to offer employment to any individuals employed by Seller, except as indicated by Section 6.5. Except as disclosed pursuant to Section 4.5, 4N (f) (g), there are no other written or oral agreements or commitments to employees which cannot be terminated at any time by Seller.

       7.2 Whether or not Buyer after Closing offers employment to any employee of Seller, Seller shall remain solely liable for any and all employment-related claims, including without limitation, retirement benefits, accrued vacation, workman's compensation and medical claims which arise out of, are associated with or are based upon conditions or events which occurred prior to Closing.

8.  Closing

       8.1 General Procedure: At the Closing each party shall deliver to the other party, in form and substance satisfactory to the other party, such documents, instruments and materials required to effectuate the provisions of this Agreement. The parties will take such other actions and will execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement or any other agreement related hereto or as may be reasonably requested by any party hereto in connection with the consummation of the transactions contemplated herein or therein.

       8.2 Time and Place: Subject to the terms and conditions of this Agreement, the Closing of this Agreement and any other agreement or instrument executed by either party pursuant to this Agreement will occur at the offices of Cushing & Morris, or at such other place, date and time as is mutually agreeable to Buyer and Seller. The parties may appear at the Closing in person, by telephone or by telefacsimile.

9.  Conditions of Buyer's Obligation

       9.1 The obligation of Buyer to complete the purchase of the assets on the Closing Date in accordance with the terms set forth in this Agreement is, at the option of the Buyer, subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

              (A) Accuracy of Representations and Warranties: The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

              (B) Personal Service Agreements: Christy Bowman and Medialink, and David Craver and Martin Richardson and Robert T. Craver, Robert D. Craver, Robert Martin, and Robert Draughn shall have entered into the agreements described in Section 6.5.

              (C) Delivery of Closing Documents: Seller shall have delivered to Buyer each of the items listed in Section 2.1 (A through Q), Section
       4.5 and 4.6 and 5.7, 6.5 and such items shall be satisfactory in form to Buyer and include:

                            1)     Bill of Sale, General Assignment and
                     Conveyance With Assumption transferring the assets to Buyer duly executed by Seller in the form attached as Exhibit M.

                            2)     (Intentionally left blank)

                            3) Assignments or required consents executed by Seller or third parties for leases, licenses, contracts or other agreements listed in Section 4.5 herein and Exhibit Z.

                            4) Certified copy of corporate resolutions, and if required by statute shareholder approval authorizing the execution of this Agreement and the consummation by Seller of the transactions of the Agreement.

                            (5)    (Intentionally left blank)

                            (6) Appropriate payoff letters from the Seller's creditors with respect to all Long-Term Debt and other indebtedness of the Seller, and, if such debt is to be repaid pursuant to the terms of this Agreement, releases in form reasonably satisfactory to counsel for Buyer from all persons holding liens or other interests in any of the Assets (other than liens for current taxes not yet due and payable).

                            (7) A Certificate of Good Standing for the Seller from the State of Georgia.

              (D) All other documents, certificates, instruments and writings required hereunder to be delivered by the Seller, or that may reasonably be requested by Buyer at or prior to the Closing Date.

              (E) Covenants and Conditions: Seller shall have performed in all material respects all of his obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

              (F) Adverse Change: Between the date of this Agreement and the Closing Date, in Buyer's sole judgment, there shall have been no material adverse change in the Seller or its condition (financial or otherwise), operations, business or prospects, and the Seller shall not have suffered any material loss by fire, flood, act of God, natural disaster, blizzard, windstorm, or other casualty which has not been fully restored or replaced in all material respects. Additionally, Buyer shall not be obligated to proceed with the closing of the transactions contemplated by this Agreement if there are material adverse changes from the schedules initially delivered to Buyer.

              (G) Encumbrances: Except for Permitted Liens (Exhibit J) there shall be no security interest, mortgage, pledge, conditional sales agreements, or other lien or encumbrance, affecting any of the Assets (other than liens for current taxes not yet due and payable).

10.  Conditions to Obligations of Seller

       10.1 The obligation of Seller hereunder to complete the sale of the assets on the Closing Date on the terms set forth in this Agreement is subject to the satisfaction (or waiver by the Seller) of each of the following conditions:

              (A) Accuracy of Representations and Warranties: The representations and warranties of Buyer in this Agreement shall be correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

              (B) Personal Service Agreements: Christy Bowman and Medialink, and David Craver and Martin Richardson and Robert T. Craver, Robert D. Craver, Robert Martin, and Robert Draughn shall have entered into the agreements described in Section 6.5.

              (C) Covenants and Conditions: Buyer shall have performed in all material respects all of his obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

              (D) Delivery of Closing Documents: Buyer shall execute and deliver to Seller the following items and such items shall be reasonably satisfactory in form to Seller:

                       (1)   (Intentionally left blank)

                       (2)   (Intentionally left blank)

                       (3) Consents, if any, with respect to Buyer's ability to consummate the transactions contemplated herein.

                       (4) Certified copy of corporate resolutions, and if required by statute, shareholder approval authorizing the execution of this Agreement and the consummation by Buyer of the transactions of this Agreement.

                       (5)   (Intentionally left blank)

                       (6) The Assignment and Assumption of Leases with respect to the leases described on Schedule 4L and Exhibit Z regarding personal property and equipment.

                       (7) The cash portion of the Purchase Price in accordance with Section 3.1(A).

                       (8)   (Intentionally left blank)

                       (9)   (Intentionally left blank)

                      (10) The Assumption Agreement pertaining to the Assumed Liabilities in the form attached as Exhibit M.

                      (11) A Certificate of Good Standing for Buyer from the State of Minnesota.

                      (12)   (Intentionally left blank)

              (E) Other Items: All other documents, certificates, instruments and writings required hereunder to be delivered by the Buyer or that may reasonably be requested by Seller at or prior to the Closing.

11.  Indemnification

       11.1 General: The covenants, representations and warranties contained in this Agreement shall survive the Closing, and shall continue for a period of 3 years after closing, except for issues covered under Section 5.13 which shall continue for the shorter of 7 years or the applicable statute of limitations.

       11.2 Indemnification of Seller: Seller shall indemnify and hold Buyer harmless against and from any losses, claims, costs, demands, damages, suits or liabilities, including without limitation in each case the cost, expenses and attorney's fees reasonably incurred by Buyer resulting from, arising out of, incident to or based upon: (i) Seller's ownership of the Assets and activities associated with the conduct of the Business prior to Closing; (ii) any breach of any of the representations, covenants or warranties provided in this Agreement, or any misrepresentation in any certificate or document delivered to Buyer hereunder; or (iii) any claims by third parties with respect to products sold by Buyer prior to the Closing Date alleging strict liability in tort, express or implied warranty or contract seeking compensation for property damage, bodily injury and or death related to or arising out of, incident to or associated with the design, manufacture, sale, installation, operation, use, service and/or maintenance of any product associated with the Business prior to Closing. Seller agrees to keep, pay and perform all such liabilities and obligations not expressly assumed hereunder by Buyer and shall indemnify, defend and hold harmless Buyer in respect thereto and any costs, expenses (including reasonable attorneys' fees), or other liabilities incurred by Buyer with respect to such liabilities and obligations of Seller.

       11.3   (Intentionally left blank)

       11.4 Indemnification of Buyer: Buyer shall indemnify and hold Seller harmless against and from any losses, claims, costs, demands, damages, suits or liabilities, including, without limitation, in each case the costs, expenses and attorney's fees reasonably incurred by Seller resulting from, arising out of or based upon incident to: (i) any breach of any of the representations, covenants, warranties provided in this Agreement, or any misrepresentation in any certificate or document delivered to Seller hereunder; or (ii) Buyer's ownership of the Assets and activities associated with the conduct of the Business subsequent to Closing (including without limitation Buyer's use of Seller's corporate names).

       11.5 Indemnification Claims - Interest: Interest on any claim for indemnification pursuant to this Section 11 shall accrue at a rate equal to the reference rate as publicly announced from time to time by Norwest Bank National Association, Minneapolis, Minnesota, from the date the claim arose until the claim is satisfied by payment.

       11.6 Matters Involving Third Parties: If any third party shall notify any party hereto (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 11, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. The Indemnifying Party and its legal representative(s) shall have, at the Indemnifying Party's election, the right to compromise, defend or cure any such Third Party Claim through counsel of the Indemnifying Party's own choosing at the Indemnifying Party's own expense. In the event the Indemnifying Party intends to compromise, defend or cure any such Third Party Claim, (a) the Indemnifying Party shall notify the Indemnified Party of such intention within fourteen
(14) days after the Indemnifying Party's receipt of a notice from the Indemnified Party of a Third Party Claim and (b) the Indemnified Party shall cooperate in all respects with the Indemnifying Party in the compromise, defense or cure of any such Third Party Claim.

              In the event that the Indemnifying Party does not give notice to the Indemnified Party hereunder of its intention to compromise, defend or cure within such 14-day time period or does not in good faith compromise, defend or cure after such notice is given, thus causing the Indemnified Party to take action on its behalf to defend, compromise, cure or otherwise resolve such Third Party Claim, then, in such event, the action taken by the Indemnified Party shall be conclusively deemed to have, in all respects, been necessary and reasonable and the Indemnifying

Party shall be estopped from alleging to the contrary. In the event the Indemnified Party shall have to take such action on its behalf, the Indemnified Party may seek and demand from the Indemnifying Party payment of all costs expended by the Indemnified Party with respect to such Third Party Claim (including, without limitation, reasonable attorneys' fees and other costs incurred by the Indemnified Party in defending, settling, compromising or inquiring as to any such Third Party Claim or course of action). In any event, all reasonable attorneys' fees and costs incurred by the Indemnified Party with regard to notifying the Indemnifying Part of such Third Party Claim shall also be included in this indemnity.

       11.7 Legal Proceedings: In the event Buyer or Seller become involved in any legal, governmental or administrative proceeding which may result in damage to such party, or if any such proceeding is threatened or asserted which will damage the business or reputation of the Seller, such party shall promptly notify the indemnifying party in writing and in full detail of the filing, or the threat or assertion of such filing, and of the nature of any such proceeding. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Indemnified Party with respect to such claim.

12.    Remedies.

              A. Seller's Remedies: If the transaction contemplated by this Agreement is not consummated because of a default by Buyer of its obligations hereunder, Seller shall be entitled, to pursue any and all remedies which may be available to Seller, including without limitation, equitable relief and money damages. In the event of any action to enforce this Agreement, Buyer shall waive the defense that there is an adequate remedy at law. In the event of a default by Buyer and the filing of a lawsuit which results in a final judgment not subject to further appeal in favor of Seller for damages, or other remedy, Seller shall be entitled to reimbursement by Buyer of the reasonable legal fees and expenses incurred by Buyer.

              B. Buyer's Remedies: If the transaction contemplated by this Agreement is not consummated because of a default by Seller of its obligations hereunder, Buyer shall be entitled, to pursue any and all remedies which may be available to Buyer, including without limitation, equitable relief and money damages. Buyer shall therefore be entitled to any remedies which may be available, including money damages. In the event of any action to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller and the filing of a lawsuit which results in a final judgment not subject to further appeal in favor of Buyer for damages, or other remedy, Buyer shall be entitled to reimbursement by Seller of the reasonable legal fees and expenses incurred by Buyer.

       12.1 Buyer shall not acquire any title to or right in the Assets until Closing, and accordingly, all risk of loss with respect to the Assets shall be borne by Seller prior to the Closing and thereafter by Buyer.

       12.2 At Closing, the assets shall be in substantially the same condition as of the date of this Agreement except as otherwise provided herein, provided, however, that if at Closing the assets shall have suffered loss or damage to an extent which substantially affects the value of such property, Buyer shall have the right, at its election, to either: (i) complete the acquisition with a reduction in the purchase price which is mutually agreeable to the Buyer and Seller, said reduction to be from the cash amount to be paid by Buyer to Seller as set forth in Section 3.1 (A); or (ii) to terminate this Agreement, in accordance with Section 13 hereof.

13.    Termination

       13.1 Mutual Termination: This Agreement may be terminated by mutual agreement of Buyer and Seller at any time.

       13.2 Seller's Right to Terminate: If Seller is not obligated at or prior to Closing to perform pursuant to this Agreement because of the failure of any condition specified in Section 10, in addition to other rights it may have at law or in equity, Seller may terminate this Agreement by delivery to Buyer of a written notice of such termination.

       13.3 Buyer's Right to Terminate: If Buyer is not obligated at or prior to Closing to perform pursuant to his Agreement because of an event specified in
Section 4, or because of the failure of any condition specified in Section 9, in addition to any other right it may have at law or in equity, Buyer may terminate this Agreement by delivery to the Seller of written notice of such termination at or prior to Closing.

       13.4   Effect of Termination:  With the exception of Sections 11.2 and
11.4 (Indemnities) and Section 14.11 and 4.3 (Confidentiality/Return of Information), if this Agreement terminates in accordance with this Section 13, it will have no further force or effect.

14.    Miscellaneous

       14.1 Binding Effect: This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors.

       14.2 Governing Law: This Agreement shall in respects of substantive issues be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota.

       14.3 Notices: All notices or other communications provided for herein shall be in writing and shall be deemed validly given, when delivered personally or sent by registered or express mail, postage prepaid, and, pending the designation of another address, addressed as follows:

       If to Seller:                      K. Robert Draughn
                                          Fuqua Capital Corporation
                                          1201 W. Peachtree Street, N.W.
                                          Suite 5000
                                          Atlanta, GA  30309

       With a copy to:                    Roy M. Jones
                                          Fuqua Capital Corporation
                                          1201 W. Peachtree Street, N.W.
                                          Suite 5000
                                          Atlanta, GA  30309


                                          Robert M. Martin
                                          2930 Westminster Circle
                                          Atlanta, GA  30327



       If to Buyer:                       Donald J. Drapeau
                                          Vaughn Communications, Inc.
                                          5050 West 78th Street
                                          Minneapolis, Minnesota  55435
                                          Phone:  (612) 832-3165
                                          Fax:    (612) 832-3179

       With a copy to:                    Rider, Bennett, Egan & Arundel
                                          Attn:  Barry Clegg
                                          2000 Lincoln Center
                                          333 South Seventh Street
                                          Minneapolis, Minnesota  55402

                                          M. Charles Reinhart
                                          Vaughn Communications, Inc.
                                          5050 West 78th Street
                                          Minneapolis, Minnesota  55435

       14.4 Entire Agreement and Counterparts: This Agreement, the exhibits attached hereto, and schedules delivered pursuant to the provisions hereof, set forth the entire agreement between Seller and Buyer relating to the transaction contemplated herein, superseding any prior oral or written agreement or understanding between them. This Agreement shall be amended or modified only by written instrument signed by both parties.

       14.5 Assignment: Seller hereby agrees that Buyer may assign its rights, and delegate its responsibilities, under this Agreement, including to a wholly-owned subsidiary corporation, in which case the Buyer shall remain obligated to cause such subsidiary corporation to complete the purchase of the assets in the manner contemplated by this Agreement. The provisions of this Section notwithstanding, this Agreement is not intended to and shall not create any rights of third parties not signatories to this Agreement with respect to Buyer or its assets.

       14.6 Expenses, Taxes: Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall be responsible for payment of all sales and use taxes, if any, resulting from the consummation of the transactions contemplated hereby.

       14.7 Publicity: All notices to third parties and other publicity relating to the matters contemplated by this Agreement shall be jointly planned and coordinated between Seller and Buyer, and neither party shall unilaterally release such notices or publicity without the prior written approval of the other party.

       14.8 Negotiation: Unless this Agreement is terminated, Seller will not enter into negotiations with any other party for the sale of the Seller's assets or the Shares.

       14.9 Exhibits: The Exhibits and Schedules shall be deemed to be incorporated by reference in this Agreement as if fully set forth herein.

       14.10  Arbitration:   Any dispute arising out of this Agreement shall be
resolved through binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. This provision is intended to be interpreted broadly and any and all disputes related to this Agreement, whether pertaining to the formation of, the interpretation of or the enforcement of this Agreement shall be subject to arbitration. Any such arbitration shall be venued in Minneapolis, Minnesota, and shall be governed by the laws of the State of Minnesota. The prevailing party will be entitled to recover its reasonable attorneys' fees and costs and the non-prevailing party will be responsible for the costs of arbitration, including the fees of the arbitrator.

       14.11. Confidentiality/Return of Information:   Each party hereto agrees,
prior to and following the Closing or the event that the transaction herein fails to close for any reason, to keep all non-public information ("Confidential Information") regarding the other party strictly confidential, except as may be required by law or in connection with any lawsuit between the parties.

       14.12  No Warranties:   Except for representations concerning Seller's
inventory as set forth in Section 5.9, all Assets purchased hereunder (whether tangible or intangible) are purchased by Buyer "AS IS" and "WHERE IS".

       14.14  Counterparts:   This Agreement may be executed in one or more
counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same document.

       14.15 Telefacsimile Signature: This Agreement may be executed by telefacsimile signature and a telefacsimile signature shall constitute an original signature for all purposes.

       14.16 Removal of Assets. From and after the Closing Date, Buyer shall pick up and remove the Purchased Assets from Seller's place of business as soon as practicable. Seller shall preserve and maintain the purchased assets at their locations as of the Closing Date for the benefit of Buyer for a period not to exceed 60 days.

              IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth in the first paragraph.

DUB SOUTH ACQUISITION, LLC                VAUGHN COMMUNICATIONS, INC.



By   \s\ K Robert Draughon            By  \s\ Donald J. Drapeau
   -----------------------------         ---------------------------------
                                          Donald J. Drapeau
                                          President

(Printed)  K. Robert Draughon
          ----------------------
Its        Chairman
    ----------------------------
    Title   Chairman
    Address 1201 W. Peachtree St., NW
            Suite 5000
            Atlanta, GA  30309
    Phone   404-815-4500


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